Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	Cathay General Bancorp	Contact:	Heng W. Chen
	777 N. Broadway		(626) 279-3652
Los Angeles, CA 90012

Cathay General Bancorp Announces

Retirement of Chief Financial Officer and Appointment of Successor

LOS ANGELES, January 23, 2026: Cathay General Bancorp (Nasdaq: CATY), the holding company for Cathay Bank, announced that Heng W. Chen will retire as Chief Financial Officer of Cathay General Bancorp and Cathay Bank (collectively “Cathay”) and Treasurer of Cathay General Bancorp, effective March 1, 2026, following a nearly 42-year career in auditing and finance, including 23 years of service at Cathay. Albert J. Wang, who currently serves as Deputy Chief Financial Officer, will succeed Chen as Chief Financial Officer of Cathay and Treasurer of Cathay General Bancorp. Mr. Chen will remain as a Special Advisor to the Office of the President for Cathay Bank through December 31, 2026.

During Heng W. Chen’s tenure, Cathay has delivered sustained growth, achieving strong earnings and consistent value creation for shareholders. “I would like to thank Heng for his decades-long contributions to Cathay,” said Chang M. Liu, President and CEO of Cathay. “His financial acumen, integrity and unwavering commitment to making sound, strategic decisions have left a lasting legacy. We respect Heng's personal decision to retire and wish him all the best in his well-earned next chapter.”

Albert J. Wang has over 28 years of finance and accounting experience. Prior to joining Cathay, he served as Executive Vice President, Chief Accounting Officer at Webster Bank from 2017 to 2025. Prior to that, he was the Chief Accounting Officer at Banc of California and served as its acting Chief Financial Officer. Earlier in his career, he held financial leadership roles at Santander Bank, most recently as its Chief Accounting Officer and was a Senior Manager at PricewaterhouseCoopers LLP focused on its banking and capital markets clients. He is a certified public accountant who brings in-depth knowledge of publicly traded commercial banks.

Mr. Chen and Mr. Wang will continue working closely together, ensuring a smooth transition and seamless handoff.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp (Nasdaq: CATY) is the holding company for Cathay Bank. Cathay General Bancorp’s website is at www.cathaygeneralbancorp.com. Founded in 1962, Cathay Bank offers a wide range of financial services and currently operates over 60 branches across the nation in California, New York, Washington, Texas, Illinois, Massachusetts, Maryland, Nevada, and New Jersey. Overseas, it has a branch in Hong Kong, and a representative office in Beijing, Shanghai, and Taipei. To learn more about Cathay Bank, please visit www.cathaybank.com.